NationsBank Corporation and Subsidiaries                                                    Exhibit 12(a)
Ratio of Earnings to Fixed Charges
(Dollars in Millions)
                                                                        Year Ended December 31
                                                             --------------------------------------------
                                                Six Months
                                                  Ended
                                              June 30, 1995    1994     1993     1992     1991     1990
                                             --------------- -------- -------- -------- -------- --------
Excluding Interest on Deposits
------------------------------

Income before taxes......................... $        1,385 $  2,555 $  1,991 $  1,396 $    109 $    625

Equity in undistributed earnings
  of unconsolidated subsidiaries............             (3)      (3)      (5)      (1)      (1)      (1)

Fixed charges:
      Interest expense (including
        capitalized interest)...............          2,188    2,896    1,421      916    1,291    1,852
      Amortization of debt discount and
        appropriate issuance costs..........              4        8        6        3        2        3
      1/3 of net rent expense...............             62      114       96       91       82       66
                                             --------------- -------- -------- -------- -------- --------
        Total fixed charges.................          2,254    3,018    1,523    1,010    1,375    1,921

Earnings (excluding capitalized interest)... $        3,636 $  5,570 $  3,509 $  2,398 $  1,471 $  2,533
                                             =============== ======== ======== ======== ======== ========

Fixed charges............................... $        2,254 $  3,018 $  1,523 $  1,010 $  1,375 $  1,921
                                             =============== ======== ======== ======== ======== ========

Ratio of Earnings to Fixed Charges..........           1.61     1.85     2.30     2.38     1.07     1.32



Including Interest on Deposits
------------------------------

Income before taxes......................... $        1,385 $  2,555 $  1,991 $  1,396 $    109 $    625

Equity in undistributed earnings
  of unconsolidated subsidiaries............             (3)      (3)      (5)      (1)      (1)      (1)

Fixed charges:
      Interest expense (including
        capitalized interest)...............          3,814    5,310    3,570    3,688    5,611    6,683
      Amortization of debt discount and
        appropriate issuance costs..........              4        8        6        3        2        3
      1/3 of net rent expense...............             62      114       96       91       82       66
                                             --------------- -------- -------- -------- -------- --------
        Total fixed charges.................          3,880    5,432    3,672    3,782    5,695    6,752

Earnings (excluding capitalized interest)... $        5,262 $  7,984 $  5,658 $  5,170 $  5,791 $  7,365
                                             =============== ======== ======== ======== ======== ========

Fixed charges............................... $        3,880 $  5,432 $  3,672 $  3,782 $  5,695 $  6,752
                                             =============== ======== ======== ======== ======== ========

Ratio of Earnings to Fixed Charges..........           1.36     1.47     1.54     1.37     1.02     1.09

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